Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2015, with respect to the financial statements and internal control over financial reporting of Catalyst Pharmaceuticals, Inc. (formerly Catalyst Pharmaceutical Partners, Inc.) included in the Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Miami, Florida

August 13, 2015